Exhibit 1.






VIA FEDERAL EXPRESS

April 5, 2004

John W. Raisbeck
President and Chief Executive Officer
Western Ohio Financial Corporation
28 East Main Street
Springfield, OH  45501-0509

Re:	Jewelcor Management, Inc.'s Nomination of Directors

Dear Mr. Raisbeck:

	In view of the fact that the Board of Directors of Western Ohio Financial Corporation has announced its decision to be acquired by WesBanco, Inc., Jewelcor Management, Inc. hereby withdraws its Notice to nominate directors at the 2004 Annual Meeting of Stockholders of Western Ohio Financial Corporation.

	Please feel free to call me if you have any questions.

Sincerely,



Richard L. Huffsmith
Vice President/General Counsel

RLH/jmq
A:\John Raisbeck 4-5-04.doc